UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 11, 2003

BIOSANTE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31812	58-2301143
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

111 Barclay Boulevard
Lincolnshire, Illinois	60069
(Address of Principal Executive Offices)	(Zip Code)

(847) 478-0500
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, If Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure.

The information set forth below pursuant to Item 12 is hereby incorporated by reference into this Item 5.

Item 12. Results of Operations and Financial Condition.

On November 11, 2003, BioSante issued a press release announcing BioSante’s financial results for the three-month and nine-month periods ended September 30, 2003. The text of the press release is as follows:

[BIOSANTE PHARMACEUTICALS, INC. LOGO]	BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard
Lincolnshire, Illinois 60069
www.biosantepharma.com

FOR IMMEDIATE RELEASE	Amex: BPA

BioSante Pharmaceuticals, Inc. Reports on
Recent Events and Third Quarter Financial Results

Lincolnshire, Illinois (November 11, 2003) - BioSante Pharmaceuticals, Inc. (Amex: BPA) today reported on recent corporate events and financial results for the three-month and nine-month periods ended September 30, 2003.

Recent Corporate Events

Recent highlights and important achievements include:

•	Moved to the American Stock Exchange, effective October 1, 2003

•	Closed on a $10.3 million private placement in August 2003

•	Reported positive results of long acting injectable insulin

•	Received an NIH/SBIR grant for oral insulin development

•	Initiated the one FDA-required pivotal Phase III trial of Bio-E-Gel™ (bio-identical estradiol gel) in menopausal symptoms after reporting positive Phase II/III results

•	Reported positive interim results of the Phase II trial of LibiGel™ (bio-identical testosterone gel) in female sexual dysfunction

Financial Results

The company reported a net loss of approximately $1.4 million or ($0.12) per share for the quarter ended September 30, 2003, compared to a net loss of $0.8 million or ($0.11) for the same period in 2002. For the nine month period ended September 30, the company reported a net loss of $4.3 million or ($0.43) per share compared to a net loss of $3.4 million or ($0.49) per share for the same period the prior year.

The company’s cash balance as of September 30, 2003 was approximately $10.4 million, compared to $4.9 million on December 31, 2002.

About BioSante Pharmaceuticals, Inc.

BioSante is an emerging pharmaceutical company developing a pipeline of hormone therapy products to treat both men and women. BioSante also is developing its nanoparticulate-based platform technology (CAP) for novel vaccines, vaccine adjuvants and drug delivery systems. Additional information is available online at www.biosantepharma.com.

Contact:
Phillip Donenberg CFO — 847-478-0500 ext 101;

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSANTE PHARMACEUTICALS, INC.

		By:	/s/ Phillip B. Donenberg

Phillip B. Donenberg Chief Financial Officer, Treasurer and Secretary
Dated:	November 11, 2003